Exhibit 2

                             SHAREHOLDERS' AGREEMENT


                                      among

                           PARAGON TRADE BRANDS, INC.

                          PTB ACQUISITION COMPANY, LLC

                          CO-INVESTMENT PARTNERS, L.P.

                       ONTARIO TEACHERS PENSION PLAN BOARD

                                       and

                           CERTAIN OTHER SHAREHOLDERS

                      ------------------------------------

                             Dated January 28, 2000

                      ------------------------------------

                       TABLE OF CONTENTS

                                                          Page
                                                          ----

1.    Definitions............................................1

2.    Restrictions on Transfer of Shares.....................3
      2.1   Limitation on Transfer...........................3
      2.2   Permitted Transfers..............................3
      2.3   Transfers in Compliance with Law; Substitution
            of Transferee....................................3

3.    Tag-Along Right........................................3

4.    Bring-Along Right......................................4

5.    Limited Preemptive Rights..............................6

6.    Corporate Governance...................................7
      6.1   General..........................................7
      6.2   Number and Composition of Board of Directors.....7
      6.3   Observers at Board Meetings......................8
      6.4   Information Rights...............................8
      6.5   Limitations on Transactions with and Fees to
            Wellspring.......................................9

7.    Representations and Warranties.........................9

8.    After-Acquired Securities..............................9

9.    Stock Certificate Legend..............................10

10.   Miscellaneous.........................................11
      10.1  Notices.........................................11
      10.2  Amendment and Waiver.  .........................13
      10.3  Specific Performance............................13
      10.4  Headings........................................13
      10.5  Severability....................................13
      10.6  Entire Agreement................................13
      10.7  Term of Agreement...............................14
      10.8  GOVERNING LAW...................................14
      10.9  Consent to Jurisdiction and Service of Process..14
      10.10 Further Assurances..............................14
      10.11 Successors and Assigns..........................14
      10.12 Counterparts....................................14
      10.13 Other Shareholders..............................14

EXHIBIT A:  Form of Amended and Restated Certificate of Incorporation of Paragon
            Trade Brands, Inc.

EXHIBIT B:  Form of Proxy

                             SHAREHOLDERS' AGREEMENT


            SHAREHOLDERS' AGREEMENT, dated as of January 28, 2000 (this "Agreement"), among Paragon Trade Brands, Inc., a Delaware corporation, as reorganized (the "Company"), PTB Acquisition Company, LLC, a Delaware limited liability company affiliated with Wellspring Capital Management LLC ("Wellspring"), Co-Investment Partners, L.P., a Delaware limited partnership ("CIP"), Ontario Teachers Pension Plan Board, a non-share capital corporation continued under the Teachers' Pension Act, R.S.O., 1990 Chapter T.1 ("Ontario"), and each other Person that hereafter becomes a signatory hereto as contemplated by Section 10.13 hereof (each, an "Other Shareholder;" each of the Other Shareholders, Wellspring, CIP and Ontario, are referred to as the "Parties"; and the Parties other than Wellspring are referred to as the "Non-Wellspring Parties").

            WHEREAS, the Parties have acquired in the aggregate a majority of the outstanding shares of Common Stock of the Company in accordance with the Company's Chapter 11 plan of reorganization (the "Plan");

            WHEREAS, to provide for the continuity of management of the Company, the Parties hereto wish to restrict the transfer of the Shares (as hereinafter defined) and to provide for certain other rights and obligations.

            NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

            1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person (with the understanding that such term, by definition, shall include the direct and indirect general partners and managing members and the direct and indirect limited partners and members of a Person that is a partnership or limited liability company, respectively. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                "Board of Directors" means the Board of Directors of the Company.

                "Buyout Notice" has the meaning assigned such term in Section
4.1.
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                                                                               2

                "Charter Documents" means the Certificate of Incorporation and the Bylaws of the Company as in effect on the date hereof.

                "Charter Section 5" means Section 5 of the Company's Amended and Restated Certificate of Incorporation, as in effect on the date of this Agreement, a copy of which is attached as Exhibit A hereto.

                "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

                "Common Stock" means the common stock of the Company, or any other capital stock of the Company into which such stock is reclassified or reconstituted.

                "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                "Party" shall mean Wellspring or any Non-Wellspring Party.

                "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

                "Registration Rights Agreement" means the Registration Rights Agreement, of even date herewith, among the Company Wellspring, CIP, Ontario and certain Other Shareholders.

                "Registration Statement" means a registration statement filed pursuant to the Securities Act.

                "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                "Shareholder's Personal Liabilities" has the meaning assigned to such term in Section 4.1.

                "Shares" means, with respect to each of the Parties all shares, whether now owned or hereafter acquired, of Common Stock owned by such Party.

                "Tag Along Rights" has the meaning assigned to such term in
Section 3.1.

                "Third Party Purchaser" has the meaning assigned to such term in
Section 3.1.

                "transfer" has the meaning assigned to such term in Section 2.1.
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                                                                               3

            2.  Restrictions on Transfer of Shares.

                2.1. Limitation on Transfer. Each Party agrees that it shall not sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) any Shares or any right, title or interest therein or thereto (each a "transfer"), except in accordance with Section 2.2. Any attempt to transfer any Shares in violation of the preceding sentence shall be null and void ab initio and the Company shall not register any such transfer.

                2.2. Permitted Transfers. Each Party may transfer its Shares or any right, title or interest therein or thereto, provided that (i) in the case of Wellspring, such transfers are not prohibited by this Agreement or the Registration Rights Agreement and, if applicable, Wellspring has complied with the provisions of Section 3 hereof, and (ii) in the case of each Non-Wellspring Party, such Shares are transferred pursuant to (x) this Section 2.2, Section 3 or Section 4 hereof or (y) the Registration Rights Agreement. Subject to Section 2.3, each Party may freely transfer its Shares or any right, title or interest therein or thereto, to its Affiliates; provided, however, it shall be a condition to such transfer that such Affiliates agree in writing to become a party to this Agreement and be bound by the terms hereof to the same extent and degree as the transferor of such Shares is or was a Party hereto at the time of such transfer. The Persons to whom any Party may transfer Shares pursuant to this Agreement are referred to hereinafter as such Party's "Permitted Transferees".

                2.3. Transfers in Compliance with Law; Substitution of Transferee. Notwithstanding any other provision of this Agreement, no transfer may be made pursuant to this Section 2 or Section 3 unless the transfer complies in all respects with the applicable provisions of this Agreement and applicable federal and state securities laws, including, without limitation, the Securities Act.

            3. Tag-Along Right. In the event that Wellspring or any of its Affiliates desires to sell any of its Shares to a Person that is not an
Affiliate of Wellspring (a "Third Party Purchaser") then Wellspring shall deliver an offer (a "Tag- Along Offer") to each Non-Wellspring Party (each an "Offeree Shareholder") to participate pro rata (based on the number of Shares beneficially owned) in such sale by including a portion of such Offeree Shareholder's Shares in the sale, at the proposed purchase price per share (the "Offer Price") and otherwise upon the same terms and conditions of such sale.
The Tag-Along Offer shall (1) state that it is a being made pursuant to Section
3 of this Agreement, and (2) set out in reasonable detail information regarding the identity and financial strength (to the extent that such information has been made available to Wellspring by the Third Party Purchaser, it being understood that Wellspring shall not be under any duty to verify such information) of the Third Party Purchaser and the Offer Price and any other material terms and conditions to the contemplated sale. Upon delivery of the Tag-Along Offer pursuant to this Section 3, the offer made therein to the
Offeree Shareholders shall be irrevocable unless and until the rights provided for therein shall have been waived or shall have expired in accordance with this Agreement. The right of each Offeree Shareholder to sell its pro rata portion of the Offered Shares under this Section 3 (the
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                                                                               4

"Tag Along Right") shall be exercisable by delivering written notice thereof, within seven (7) days after the giving of such Tag-Along Offer (the "Notice Period"), to Wellspring, with a copy to the Company. The failure of any Offeree Shareholder to deliver such written notice within the Notice Period shall be regarded as a rejection of the offer to participate in such sale as contemplated by the Tag-Along Offer. To the extent that such Offeree Shareholder exercises its Tag Along Right pursuant to this Section 3, the number of Shares proposed to be sold to the Third Party Purchaser by Wellspring shall be reduced proportionately. Each Offeree Shareholder, by exercising its Tag-Along Right hereunder, shall be agreeing to (A) take all actions (including executing documents) in connection with the consummation of the proposed transaction as may reasonably be requested of it by Wellspring and (B) appoint Wellspring as its attorney-in-fact to do the same on its behalf. Wellspring shall be free to consummate the sale contemplated by the Tag Along Offer at any time within 90 days following the end of the Notice Period on substantially the same terms and conditions as set forth in the Tag-Along Offer; it being understood that any substantive change to such terms and conditions, or consummation of the transaction more than 90 days following the end of the Notice Period, shall require Wellspring to recommence the process contemplated by this Section 3. Notwithstanding the acceptance of the Tag Along Offer by any Offeree Stockholder, Wellspring shall be free at any time prior to the closing of the proposed sale to the Third Party Purchaser to abandon or terminate such transaction, and in such event Wellspring shall have no liability to any Offeree Stockholder. Each Party hereby agrees that any liabilities of the Offeree Shareholders exercising their Tag-Along Rights hereunder to the Third Party Purchaser in a transaction, other than a Shareholder's Personal Liabilities (as defined in Section 4 hereof), shall be shared by Wellspring and the Offeree Shareholders exercising their Tag-Along Rights ratably, based on the consideration to be received by each such Party from the sale of its Shares in such transaction, and each Party agrees to contribute to the other Parties to the extent required to cause any such liabilities to be shared in such proportion.

            4. Bring-Along Right. In the event that Wellspring receives a bona fide offer from a Third-Party Purchaser to acquire (including an acquisition resulting from a merger) 50% or more of its Shares and, at the time of such offer, Wellspring is then the beneficial owner (as determined in accordance with Rule 13d.3 under the Exchange Act) of more than 50% of the Company's outstanding shares of Common Stock, Wellspring may give written notice (the "Buyout Notice") to each Non- Wellspring Party (each, a "Bring-Along Shareholder") notifying such Party that it will be required to sell on the same terms and conditions as Wellspring a pro rata portion (based on such Party's record ownership of Shares) of such Party's Shares in such sale; provided, however, that Wellspring shall not have the right to deliver a Buyout Notice pursuant to this Section 4 (but shall instead be obligated to make a Tag-Along Offer pursuant to Section 3 hereof) if the terms and conditions of the transaction contemplate that the Bring-Along Shareholder would have any potential liability to the Third Party Purchaser (including indemnification liabilities or liabilities in respect of breaches of representations and warranties) in excess of the value of the consideration to be received by such Bring-Along Shareholder in such transaction; provided, further, that the limitation described in the foregoing proviso shall not apply to potential liabilities which may be incurred by the Bring-Along Shareholder as a result of (i) breach by a
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                                                                               5

Bring-Along Shareholder of any representation or warranty concerning such Bring-Along Shareholder's legal power and authority to enter into the transaction and to deliver the shares to be sold by such Bring-Along Shareholder to the Third Party Purchaser free and clear of any lien or other encumbrance, or (ii) failure of such Bring- Along Shareholder to deliver to the Third Party Purchaser the shares to be sold by it to free and clear of any lien or other encumbrance (the liabilities described in clauses (i) and (ii) being the "Shareholder's Personal Liabilities"). The Buyout Notice shall (1) state that it is a being made pursuant to Section 4 of this Agreement, and (2) set out in reasonable detail information regarding the identity and financial strength (to the extent that such information has been made available to Wellspring by the Third Party Purchaser, it being understood that Wellspring shall not be under any duty to verify such information) of the Third Party Purchaser and the offered consideration and any other material terms and conditions to the contemplated sale. Upon receipt of a Buyout Notice, each Bring-Along Shareholder shall be obligated to (1) sell a pro rata portion of its Shares in the transaction (including a sale or merger) contemplated in the Buyout Notice on the same terms and conditions as Wellspring (including payment of its pro rata share of all costs associated with such transaction) and (2) otherwise take all necessary action to cause the consummation of such transaction. Each Party hereby (A) agrees to take all actions (including executing documents) in connection with the consummation of the proposed transaction as may reasonably be requested of it by Wellspring and (B) appoints Wellspring as its attorney-in-fact to do the same on its behalf. Each Party hereby agrees that any liabilities of the Parties to the Third Party Purchaser in a transaction resulting from a Buyout Notice, other than a Shareholder's Personal Liabilities, shall be shared by Wellspring and the Bring-Along Shareholders ratably, based on the consideration to be received by each such Party from the sale of its Shares in such transaction, and each Party agrees to contribute to the other Parties to the extent required to cause any such liabilities to be shared in such proportion. Any sale pursuant to a Buyout Notice shall be bona fide and made pursuant to a contract entered into by Wellspring within ninety (90) days of the Buyout Notice. In the event a contract with respect to the transaction contemplated by the Buyout Notice has not been entered into within the 90-day period, the obligations of the Non-Wellspring Parties hereunder shall terminate. Wellspring shall be free at any time prior to the consummation of the transaction contemplated by the Buyout Notice to abandon or terminate such transaction, and in such event Wellspring shall have no liability to any of the Non-Wellspring Parties.

            5. Limited Preemptive Rights. The Company, Wellspring, CIP and Ontario recognize and confirm that Charter Section 5 provides certain limited preemptive rights (the "Preemptive Rights") to stockholders of the Company in the event that subsequent to the date hereof the Company or any of its Subsidiaries shall (i) propose to issue or sell to any Identified Investor Affiliated Entity (as defined in Charter Section 5), and any Identified Investor Affiliated Entity shall have indicated to the Company its willingness to purchase from the Company, any additional shares of Common Stock or any other class of capital stock or any rights to subscribe for or purchase pursuant to any option or otherwise any shares of any class of capital stock or any securities convertible into or exchangeable for shares of any class of capital stock (collectively, the "Additional Securities") or (ii) enter into any contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance or sale to any Identified Investor Affiliated Entity of any Additional Securities. The Company, Wellspring, CIP and Ontario hereby agree for the benefit of each of Wellspring, CIP and Ontario as follow:

                (a) Each of Wellspring, CIP and Ontario (other than the one of them (the "Triggering Holder") whose (or whose Affiliate's) proposed purchase has given rise to the Preemptive Rights) shall be entitled to the rights granted under Charter Section 5 to Other Stockholders (as defined in Charter Section 5) regardless of any amendment that may be made to Charter Section 5 after the date hereof, including, without limitation, any amendment to the Company's Amended and Restated Certificate of Incorporation that may eliminate said section in its entirety or limit the rights of Other Stockholders thereunder.

                (b) Notwithstanding the provisions of clause (i) of Subsection
5.5 of Charter Section 5, each of Wellspring, CIP and Ontario (other than the one of them who is the Triggering Holder) shall have the rights granted to Other Stockholders pursuant to the provisions of Subsections 5.1 through 5.4 even if the Company has obtained an opinion from a nationally recognized investment banking firm to the effect that the consideration being paid by the Wellspring Affiliates to the Company in connection with such issuance or sale represents not less than the fair market value of the securities being offered. In addition, clause (iii) of Subsection 5.5 of Charter Section 5 to the contrary notwithstanding, each of CIP and Ontario shall have rights granted to Other Stockholders pursuant to the provisions of Subsection 5.1 through 5.4 in connection with the exercise by a Wellspring Affiliate of the stock option referred to in said clause (iii) of Subsection 5.5 of Charter Section 5.

                (c) Notwithstanding the provisions of Subsection 5.3 of Charter
Section 5, if Wellspring, CIP and/or Ontario, in their capacity as Other Stockholders, have delivered Notices of Acceptance (as defined in Charter
Section 5) indicating that they are exercising the right to acquire their entire Proportionate Percentage of the Offered Securities (Wellspring, CIP and/or Ontario, as the case may be, in the capacity of a stockholder exercising its right to acquire its entire Proportionate Percentage of the Offered Securities, being an "Accepting Stockholder"), and the Company proposes to sell any of the Offered Securities (as defined in Charter Section 5) not covered by Notices of Acceptance (such securities being the "Identified Remaining Securities") to the Triggering Holder, then, the Company shall also offer to sell to each Accepting Stockholder a proportionate number of the Identified Remaining Securities that it proposes to sell to the Triggering Holder so that each Accepting Stockholder will be entitled to hold the same proportional interest in the outstanding shares of capital stock of the Company relative to the Triggering Holder as such Accepting Stockholder held prior to such issuance or sale.

                (d) The provisions of this Section 5 may be amended by a written instrument setting forth such amendment and executed by each of Wellspring, CIP (if it is then a stockholder of the Company) and Ontario (if it is then a stockholder of the Company).

                (e) Each of the Parties shall in good faith assist in the carrying out of all the terms of this Section 5 and shall take all actions as may be necessary or appropriate to carry out the intent of the Parties as set forth in this Section 5.

            6.  Corporate Governance.

                6.1. General. Pursuant to the proxies entered into substantially in the form of Exhibit B hereto, each Non-Wellspring Party hereby irrevocably appoints Wellspring as their proxy to vote and/or act by written consent with respect to all of the Shares owned by such Non-Wellspring Party. Wellspring shall be entitled to vote the Shares of each Non-Wellspring Party at any regular or special meeting of shareholders of the Company or in any written consent executed in lieu of such a meeting of shareholders. The foregoing notwithstanding, the proxy granted to Wellspring pursuant hereto shall not constitute a proxy to vote the Shares owned by any Non-Wellspring Party (or grant any consent in respect of such Shares) on any proposal to amend or eliminate the provisions of Article 5 of the Company's Amended and Restated Certificate of Incorporation.

                6.2. Number and Composition of Board of Directors. Each Non-Wellspring Party acknowledges that the Board of Directors may consist solely of persons selected by Wellspring, including through Wellspring's exercise of the proxies granted in connection herewith, and that such Non-Wellspring Party shall not be entitled to designate, elect or appoint a director to the Board of Directors.

                6.3. Observers at Board Meetings. Each of CIP and Ontario shall have the right to designate in writing an individual (the "Observer") to attend, but not be entitled to vote, at all meetings of the Board of Directors. The Observer shall be entitled to receive all notices and information made available to members of the Board of Directors and, to the fullest extent permitted by law, shall be subject to the same confidentiality obligations as the directors of the Company. As a condition to the Observer being entitled to attend or receive information, the Observer shall be required to execute such documents as the Company may reasonably request to evidence the Observer's acknowledgment and agreement with obligations under this Section 6.3. The Observer shall be entitled to be reimbursed by the Company for his or her reasonable out-of-pocket expenses incurred in connection with his or her attendance at a meeting of the Board of Directors to the same extent that (but only to the extent that) the Company reimburses its outside directors for their reasonable out-of-pocket expenses in connection with their attendance at meetings of the Board of Directors.

                6.4. Information Rights. The Company shall deliver to each of CIP and Ontario:

                (a) as soon as reasonably available after the close of each fiscal year of the Company (and in any event, if the Company is not then subject to the periodic reporting requirements of the Exchange Act, not later than 90 days after the close of each such fiscal year), an audited consolidated balance sheet of the Company
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                                                                               8

and its consolidated subsidiaries as of the close of such fiscal year and the related audited consolidated statements of income and cash flows for the fiscal year then ended;

                (b) as soon as reasonably available after the end of each of the first three fiscal quarters of each fiscal year of the Company (and, in any event, if the Company is not then subject to the periodic reporting requirements of the Exchange Act, not later than 45 days after the close of each such fiscal quarter), an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of the end of such fiscal quarter and the related audited consolidated statements of income and cash flows from the fiscal quarter then ended and for the period from the beginning of the then-current fiscal year to the end of such fiscal quarter;

                (c) as soon as reasonably available after the close of each fiscal year of the Company, (A) a copy of the business plan, and (B) a detailed consolidated budget for the following fiscal year, and, as soon as available, any significant revision thereof; and

            The Company shall permit representatives of CIP and Ontario to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and upon reasonable prior notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial or other condition of the Company and its Affiliates with officers and employees of the Company.

                6.5. Limitations on Transactions with and Fees to Wellspring. The Company shall not enter into any material transaction with Wellspring or any of its Affiliates or make any payment to any of them, except for transactions (excluding the provision of services for which management fees are charged including, without limitation, any contracts for administrative or other services or with respect to personnel or any other form of remuneration whatsoever) entered into on normal commercial terms in the ordinary course of business, as determined by a majority of members of the Board of Directors who are not employees or officers of Wellspring or any of its Affiliates.

            7. Representations and Warranties. Each Party hereby represents and warrants as to itself, as of the date hereof, as follows:

                (a) Such Party has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby.

                (b) Such Party has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of each such Party, enforceable against such Party in accordance with its terms.

                (c) The execution and delivery by such Party of this Agreement does not, and the consummation of the transactions contemplated hereby
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                                                                               9

and compliance with the terms hereof will not, conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien or other encumbrance upon any of the properties or assets of such Party under, any provision of any contract or agreement binding upon such Party or under which any of the properties or assets of such Party are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any judgment or law applicable to such Party or the properties or assets of such Party.

                (d) No consent of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to such Party in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

            8. After-Acquired Securities. All of the provisions of this Agreement shall apply to all of the Shares now owned by the Parties or that may be issued or transferred hereafter to a Party in consequence of any additional issuance, purchase, exchange or reclassification of any of the Shares (including without limitation, upon the exercise of any option or warrant), corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or that are acquired by a Party in any other manner.

            9. Stock Certificate Legend. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing Shares now held or hereafter acquired by any Party shall, for as long as this Agreement is effective, bear legends substantially in the following forms:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS OR PURSUANT TO A WRITTEN OPINION OF COUNSEL FOR THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

      THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUM BRANCE OR OTHER DISPOSITION (EACH A "TRANSFER") AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE
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                                                                              10

      SHAREHOLDERS' AGREEMENT, DATED AS OF JANUARY 28, 2000 (THE "SHAREHOLDERS' AGREEMENT"), [AND BY THE TERMS OF THE REGISTRATION RIGHTS AGREEMENT, DATED AS OF JANUARY 28, 2000 (THE "REGISTRATION RIGHTS AGREEMENT"), EACH OF WHICH IS]*/ AMONG PARAGON TRADE BRANDS, INC., PTB ACQUISITION COMPANY, LLC, CO- INVESTMENT PARTNERS, L.P., ONTARIO TEACHERS PENSION PLAN BOARD AND CERTAIN INDIVIDUALS, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY'S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE SHAREHOLDERS' AGREEMENT [AND THE REGISTRATION RIGHTS AGREEMENT].*

            10. Miscellaneous.

                10.1. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or telecopied or, if sent by certified, registered or express mail five days after the date of deposit in the United States mail, as follows:

                (a)   if to the Company:

                      Paragon Trade Brands, Inc.
                      180 Technology Parkway
                      Norcross, Georgia 30092
                      Attention: General Counsel
                      Telecopy: (678) 969-4950

                (b)   if to Wellspring:

                      PTB Acquisition Company, LLC
                      c/o Wellspring Capital Management LLC
                      620 Fifth Avenue
                      Suite 216
                      New York, New York 10020-1599
                      Attention:  David C. Mariano
                      Telecopy:  (212) 332-7575

--------
      1/ Bracketed language to be deleted from securities held by any Party who is not party to the Registration Rights Agreement.

                      with a copy to:

                      Paul, Weiss, Rifkind, Wharton & Garrison
                      1285 Avenue of the Americas
                      New York, New York  10019-6064
                      Attention: Robert Drain, Esq.
                      Telecopy:   (212) 757-3990

                (c)   if to CIP:

                      Co-Investment Partners, L.P.
                      660 Madison Avenue, 23rd Floor
                      New York, New York 10021
                      Attention: Christian A. Melhado
                      Telecopy: (212) 754-1494

                      with a copy to:

                      Kramer Levin Naftalis & Frankel
                      919 Third Avenue
                      New York, New York 10022
                      Attention: Michael Nelson, Esq.
                      Telecopy: (212) 715-8000

                (d)   if to Ontario:

                      Ontario Teachers' Pension Plan Board
                      5650 Yonge Street, 5th floor
                      Toronto, Ontario M2M 4H5
                      Canada
                      Attention: Dean Metcalf
                      Telecopy: (416) 730-5374

                      with a copy to:

                      Cleary Gottlieb Steen & Hamilton
                      One Liberty Plaza
                      New York, NY 10006-1470
                      Attention: Filip Moerman, Esq.
                      Telecopy: (212) 225-3999

                (e) if to an Other Shareholder, to the address set forth in the Other Shareholder Acknowledgement executed by such Other Shareholder.

Any party may, by notice given in accordance with this Section 10.1, designate another address or person for receipt of notices hereunder.

                10.2. Amendment and Waiver.

                (a) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof (except where expressly provided in this Agreement), nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Parties hereto at law, in equity or otherwise.

                (b) Except as otherwise provided herein, any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any Party from the terms of any provision of this Agreement, shall be effective upon prior written consent of all of the Parties.

                10.3. Specific Performance. The Parties hereto intend that each of the Parties has the right to seek damages or specific performance in the event that any other party hereto fails to perform such party's obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

                10.4. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                10.5. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

                10.6. Entire Agreement. This Agreement is intended by the Parties as a final expression of their agreement and, together with the Registration Rights Agreement and the proxy entered into substantially in the form of Exhibit B, intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

                10.7. Term of Agreement. This Agreement shall become effective upon the execution hereof and shall terminate at such time as Wellspring no longer owns any Shares or earlier with respect to any Non-Wellspring Party at such time as such Party or its Affiliates (as Permitted Transferee) no longer owns any Shares.

                10.8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

                10.9. Consent to Jurisdiction and Service of Process. Any claim arising out of or relating to this Agreement shall be instituted in Federal or State court located in the State of New York, City of New York, County of New York (unless personal or subject matter jurisdiction cannot be obtained therein), and each Party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each Party further irrevocably submits to the jurisdiction of such courts in any such claim. Any and all service of process and any other notice in any such claim shall be effective against any Party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by law or to commence legal proceedings or otherwise against any other party in any other jurisdiction.

                10.10.Further Assurances. Each of the Parties shall, and shall cause their respective Affiliates to, execute such instruments and take such action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

                10.11.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement is not assignable except in connection with a transfer of Shares in accordance with this Agreement.

                10.12.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

                10.13.Other Shareholders. Subject to the consent of Wellspring, any other stockholder of the Company may become a party hereto, and shall have the rights and be subject to the obligations of an Other Shareholder hereunder, by (i) executing and delivering to the Company, with a copy to each of Wellspring, CIP and Ontario, the Other Shareholder Acknowledgement which follows the signature page hereof, and (ii) executing and delivering to Wellspring an irrevocable proxy substantially in the form of Exhibit B hereto.

            IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

                          PARAGON TRADE BRANDS, INC.


                          By: /s/ Alan J. Cyron
                              -----------------
                              Name:  Alan J. Cyron
                              Title: Chief Financial Officer


                          PTB ACQUISITION COMPANY, LLC


                          By: /s/ Carl M. Stanton
                              -------------------
                              Name: Carl M. Stanton
                              Title: Vice President


                          CO-INVESTMENT PARTNERS, L.P.
                          By: CIP Partners LLC, its general partner

                          By: /s/ Christian A. Melhado
                              ------------------------
                              Name:  Christian A. Melhado
                              Title: Member


                          ONTARIO TEACHERS PENSION PLAN
                          BOARD


                          By: /s/ Dean Metcalf
                              ----------------
                              Name:  Dean Metcalf
                              Title: Portfolio Manager

                        OTHER SHAREHOLDER ACKNOWLEDGEMENT


            THE UNDERSIGNED, has received a copy of and has reviewed the foregoing Shareholders' Agreement and agrees to become a party thereto and be bound thereby as an Other Shareholder (as defined therein) as of the date set forth below. By executing and delivering this Acknowledgement, the undersigned shall be deemed to represent and warrant to each other Party to said Shareholders' Agreement that each of the representations and warranties set forth in Sections 7(a) through (d) of said Shareholders' Agreement is true and correct as to itself as of the date set forth below.


Date:_________ __, 20__   ________________________________________
                        Name: ___________________________
                        Address: ________________________
                                 ________________________
                                 ________________________
                       Telecopier:_______________________

                                                                       Exhibit B
                                                                To Shareholders'
                                                                       Agreement


                            FORM OF IRREVOCABLE PROXY

            Reference is made to that certain Shareholders' Agreement dated as of January 28, 2000 (the "Agreement"), by and among the Company, Wellspring, CIP, Ontario and certain Other Shareholders.

            Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement.

            This Proxy is granted pursuant to Section 6.1 of the Agreement, is coupled with an interest and is irrevocable.

            NOW, THEREFORE, the undersigned Non-Wellspring Party hereby appoints Wellspring as their sole and exclusive and true and lawful agent and attorney-in-fact and proxy during the term of the Agreement, with full power of substitution to represent and vote or act by written consent with respect to all Shares which the undersigned Non-Wellspring Party is entitled to vote on any record date for determining stockholders eligible to vote; including, without limitation, to act for and in the name, place and stead of the undersigned Non-Wellspring Party, at all regular, special or other meetings of the holders of Common Stock, and at any adjournment of such meetings, held during the term of the Agreement, and to act by consent in lieu of a meeting of such holders, with respect to any Shares held of record by the undersigned Non-Wellspring Party on the date such consent is to be given, or such other action taken, at all times during the term of the Agreement, in each case with respect to the election or removal of any director. The foregoing notwithstanding, this proxy shall not constitute a proxy to vote the Shares owned by any Non-Wellspring Party (or grant any consent in respect of such Shares) on any proposal to amend or eliminate the provisions of Article 5 of the Company's Amended and Restated Certificate of Incorporation.

            An executed copy of this Irrevocable Proxy shall be filed with the Secretary of the Company. The Company shall furnish free of charge to any shareholder thereof a copy of this Irrevocable Proxy upon written request.

            All the terms and provisions of this Irrevocable Proxy shall be binding upon the undersigned's successors and assigns. This Irrevocable Proxy shall not be assignable by Wellspring without the written consent of the undersigned. Any purported assignment not permitted hereunder shall be void.

            If any provision of this Irrevocable Proxy shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

            IN WITNESS WHEREOF, the undersigned has caused this Irrevocable Proxy to be executed and delivered as of the day and year first above written.


As of the __th day of January, 2000.

                            [NON WELLSPRING PARTY]


                            By:
                                ----------------
                                Name:
                                Title: